Exhibit 10.1

FIFTH AMENDMENT TO LEASE

This is a Fifth Amendment to Lease dated as of July 1, 2025 by and between Bulfinch Square Limited Partnership, a Massachusetts limited partnership (“Landlord”) and Leap Therapeutics, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into a Lease dated November 13, 2018, as amended by First Amendment to Lease dated August 17, 2021, Second Amendment to Lease dated as of October 1, 2021, Third Amendment to Lease dated as of May 16, 2022, and Fourth Amendment to Lease dated as of January 3, 2024 (as so amended, the “Lease”) with respect to certain premises at 47 Thorndike Street, Cambridge, Massachusetts; and

WHEREAS, the term of the Lease is set to expire on July 31, 2025, and Landlord and Tenant wish to extend the term of the Lease as a tenancy-at will, and reduce the size of the premises demised by the Lease.

NOW, THEREFORE, in consideration of the foregoing, Landlord and Tenant agree as follows:

1.Capitalized Terms. Capitalized tenns used herein without definition shall have the meanings ascribed to them by the Lease.

2.Premises. Tenant shall, on or before July 3 1, 2025, vacate the portion of the Premises shown on Exhibit 1 attached hereto, removing all of its property therefrom, and surrender such portion to Landlord in the same condition as would be required under Section 6.1.9 of the Lease were the term of the Lease to have expired. Commencing as of August l , 2025, the Premises shall be only the area shown on Exhibit 1.

3.Original Term. The Original Term shall be extended to expire on the later of August 31, 2025 or the last day of any month identified by notice by Landlord or Tenant to the other not less than sixty (60) days in advance.

4.Annual Fixed Rent. Annual Fixed Rent for the period from and after August 1, 2025 shall be $230,010.00 per annum (i.e. $19,167.50 for each month). If Tenant shall fail to comply with its obligations under the first sentence of Section 2, then in addition to all other amounts due under the Lease as amended hereby, and without limiting or excluding any remedies Landlord may have for breach of covenant by Tenant, Tenant shall pay to Landlord, as Additional Rent, $945.00 per day until it shall so comply.

5.Tenant’s Percentage. As of August 1, 2025, Tenant’s Percentage shall be five percent (5%).

6.Brokerage. Tenant warrants and represents that it has dealt with no broker in connection with this Fifth Amendment to Lease, and that in the event of any brokerage claims or liens against Landlord or the Property predicated on dealings with Tenant, Tenant agrees to defend the same and to indemnify and hold Landlord harmless from any such claim and to discharge any such lien.

7.Affirmation. Except as herein amended the Lease is ratified and affirmed.

IN WITNESS WHEREOF, Landlord and Tenant have executed this Fifth Amendment to Lease as of the date first set forth above.

LANDLORD:

Bulfinch Square Limited Partnership

By:	Courthouse Associates, Inc., its general partner

	By:	/s/ Kenneth Krozy
Kenneth Krozy
Vice President

TENANT:

Leap Therapeutics, Inc.

By:	/s/ Douglas E. Onsi
Name: Douglas E. Onsi
Title: President & CEO

Exhibit 1

Exhibit A

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BULFINCH BUILDING - 47 THORNDIKE STREET - FIRST FLOOR